Exhibit 99.1


     InterDigital Issues Revenue Guidance for Second Quarter 2007


    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--May 23, 2007--InterDigital Communications Corporation (NASDAQ:IDCC) today announced that it expects total second quarter 2007 revenue to be in the range of approximately $52.5 million to $54 million. This range does not include any potential positive impact from new agreements that may be signed during second quarter 2007 or additional royalties identified in audits regularly conducted by the company. Expected revenues for second quarter 2007 include the following approximate amounts:

    -- Recurring patent licensing revenue from existing licensees in the range of $52 million to $53 million; and,

    -- Revenue related to technology solution agreements in the range of $0.5 million to $1 million.

    Richard Fagan, InterDigital's Chief Financial Officer, noted, "Our second quarter 2007 revenue performance reflects solid mobile device market fundamentals and strong performance from our broad base of licensees."

    About InterDigital

    InterDigital Communications Corporation designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G, and 802 products worldwide. Additionally, the company offers baseband product solutions and protocol software for 3G multimode terminals and converged devices, delivering time-to-market, performance and cost benefits. For more information, visit the InterDigital website: www.interdigital.com.

    This press release contains forward-looking statements regarding our current beliefs, plans, and expectations as to our second quarter 2007 recurring and non-recurring revenues. Words such as "expect," "potential" or similar expressions are intended to identify such forward-looking statements.

    Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including, but not limited to: (i) timely receipt and final reviews of licensee royalty reports and related matters; (ii) changes in the market share and sales performance of our licensees, delays in product shipments by our licensees, and any delay in receipt of quarterly royalty reports from our licensees; (iii) unanticipated acceleration in the execution of patent license and/or technology solution agreements during second quarter 2007; and, (iv) changes in performance against technology milestone deliverables in our technology agreements.

    InterDigital is a registered trademark of InterDigital
Communications Corporation.


    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Jack Indekeu, +1 (610) 878-7800
             Email: jack.indekeu@interdigital.com
             or
             Investor Contact:
             Janet Point, +1 (610) 878-7800
             Email: janet.point@interdigital.com